                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            DESIGNER HOLDINGS LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             DESIGNER HOLDINGS LTD.
                                 1385 BROADWAY
                                   3RD FLOOR
                            NEW YORK, NEW YORK 10018
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Designer Holdings Ltd., a Delaware corporation (the "Company"), will be held at 11:00 a.m. (local time) on Monday, May 19, 1997, at The Grand Hyatt New York Hotel, Park Avenue at Grand Central (42nd Street), New York, NY, for the following purposes:

          1. To elect two Class I Directors of the Company, to serve for a term of three years;

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for fiscal year 1997;

          3. To ratify the adoption of the Company's 1996 Outside Director Stock Option Plan; and

          4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Only holders of record of the Company's Common Stock at the close of business on Monday, April 21, 1997 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company for at least ten days prior to the meeting, and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ John J. Jones
                                          John J. Jones,Vice President, General
                                                        Counsel   and
                                                        Secretary

New York, New York
April 17, 1997

                             YOUR VOTE IS IMPORTANT

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY TO CHASEMELLON SHAREHOLDER SERVICES, THE COMPANY'S TRANSFER AGENT, IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

                             DESIGNER HOLDINGS LTD.
                                 1385 BROADWAY
                                   3RD FLOOR
                            NEW YORK, NEW YORK 10018
                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997
                            ------------------------

     This Proxy Statement is being furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Designer Holdings Ltd., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 11:00 a.m. (local time) on Monday, May 19, 1997 at the Grand Hyatt New York Hotel, Park Avenue at Grand Central (42nd Street), New York, NY, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon (i) the election of two Class I Directors, to serve for a term of three years, (ii) a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for fiscal year 1997, and (iii) a proposal to ratify the adoption of the Company's 1996 Outside Director Stock Option Plan.

     This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 25, 1997.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's Common Stock at the close of business on Monday, April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 32,159,334 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and proxies for which the broker does not have discretionary authority and has not received voting instructions from the beneficial owners ("broker non-votes") will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

     Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such stockholder's name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Ratification of the appointment of the Company's independent accountants for the 1997 fiscal year will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Ratification of the adoption of the Company's 1996 Outside Director Stock Option Plan will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In determining whether a proposal submitted to a vote of stockholders has received the requisite number of affirmative votes, (i) abstentions will be counted and will have the same effect as a vote against the proposal, except that abstentions will not be counted as votes cast in connection with determining the plurality required to elect a director and will have no effect on the outcome of that vote, and (ii) broker non-votes will be disregarded and will have no effect on the outcome of any proposal.

     Shares of Common Stock represented by a properly executed proxy received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election of the Board of Directors' nominees for Class I Directors, (ii) FOR the ratification of the appointment of Coopers & Lybrand, L.L.P. as the Company's independent accountants for the Company's 1997 fiscal year, and (iii) FOR the adoption of the Company's 1996 Outside Director Stock Option Plan. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or to nominate any person for election as a director at an annual meeting, see "Stockholder Proposals for 1998 Annual Meeting."

     Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company, 1385 Broadway, 3rd Floor, New York, New York 10018, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

     This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

                                   PROPOSAL 1

                         ELECTION OF CLASS I DIRECTORS

BACKGROUND

     The Board of Directors currently consists of two Class I Directors, two Class II Directors and two Class III Directors. The term of the Class I Directors, A. Lawrence Fagan and Frederick W. Zuckerman, expires at the Annual Meeting; the term of the Class II Directors, Peter Damon Brown and Debra Simon, expires in 1998; and the term of the Class III Directors, Merril M. Halpern and Arnold H. Simon, expires in 1999. Each director holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier. The exact number of directors is determined from time to time by a majority of directors then in office, but may not be less than five nor more than fifteen.

     At the Annual Meeting, two Directors are to be elected to serve a three-year term ending in 2000 or until their respective successors are elected and qualified or their earlier resignation or removal. The nominees, Mr. Fagan and Mr. Zuckerman, presently serve as Class I Directors. Mr. Fagan and Mr. Zuckerman have consented to serve as Directors if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, Mr. Fagan and Mr. Zuckerman are and will be able to serve if so elected. In the event that Mr. Fagan or Mr. Zuckerman should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of Mr. Fagan or Mr. Zuckerman, as the case may be.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                   "FOR" THE COMPANY'S NOMINEES FOR DIRECTOR.

     Set forth below is a brief biography of the Board of Directors' nominees for election for Director and of all other members of the Board of Directors who will continue in office.

                       NOMINEE FOR ELECTION FOR DIRECTOR

                             TERM EXPIRING IN 1997

     A. LAWRENCE FAGAN, age 67. Mr. Fagan has been a director of the Company since March 1994. He has been President of Charterhouse Group International, Inc., a privately owned investment firm ("Charterhouse Group"), since January 1997. Prior to that time, he was Executive Vice President and Chief Operating Officer of Charterhouse Group since 1985, and was Senior Vice President of Charterhouse Group from 1983 to 1985. For 25 years prior to joining Charterhouse Group, he held various corporate executive and investment banking positions. He is a director of Microwave Power Devices, Inc. and American Disposal Services, Inc.

     FREDERICK W. ZUCKERMAN, age 62. Mr. Zuckerman has been a director of the Company since July 1996. He has been General Partner of Zuckerman, Firstenberg & Associates LLC since 1995. Mr. Zuckerman was Vice President and Treasurer of IBM Corporation from 1993 to 1995. From 1991 to 1993, he served as Senior Vice President and Treasurer of RJR Nabisco, Inc., and from 1981 to 1990, he served as Vice President and Treasurer of Chrysler Corporation. Mr. Zuckerman is also a member of the Boards of Directors of Meditrust, Turner Corporation, NVR Corporation, Olympic Financial, Ltd., The Japan Equity Find, The Singapore Fund, and Caere Corporation.

                          INCUMBENT CLASS II DIRECTORS

                             TERM EXPIRING IN 1998

     PETER DAMON BROWN, age 49. Mr. Brown has been a director of the Company since July 1996. He has been President of South Beach Co., Inc., a consulting firm, since 1989, Vice President and Secretary of Gordon & Ferguson, an outerwear manufacturer, since 1987 and Chief Executive Officer of Heather Hill Sportswear, a manufacturer of moderately-priced mens and boys sportswear, since 1974.

     DEBRA SIMON, age 41. Ms. Simon has been Executive Vice President and a director of the Company since March 1994, and Vice President of Rio Sportswear since 1985. She has over 18 years of experience in the sale and merchandising of jeans and sportswear. Ms. Simon is married to Arnold H. Simon.

                         INCUMBENT CLASS III DIRECTORS

                             TERM EXPIRING IN 1999

     MERRIL M. HALPERN, age 62. Mr. Halpern has been a director of the Company since March 1994. Since October 1984, Mr. Halpern has served as Chairman of the Board of Charterhouse Group. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse Group.

Mr. Halpern is also a director of Dreyer's Grand Ice Cream, Inc., Insignia Financial Group, Inc., Microwave Power Devices, Inc., and American Disposal Services, Inc.

     ARNOLD H. SIMON, age 51. Mr. Simon has been President of Rio Sportswear since 1984, and Chief Executive Officer, President and a Director of the Company since it was founded in 1994. Mr. Simon has an aggregate of 29 years of experience in the apparel industry. Mr. Simon is married to Debra Simon.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Company's Board of Directors held 9 meetings in fiscal year 1996. Each Director attended more than 75% of the total number of Board Meetings and meetings of Board committees on which such Director served. The Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee. The membership and functions of the two standing committees of the Board of Directors are as follows:

AUDIT COMMITTEE

     The Audit Committee has the responsibility of reviewing the financial controls of the Company. The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors,
(ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public accountants concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company. The Audit Committee consists of two directors who are neither officers nor employees of the Company. The members of the Audit Committee are Messrs. Fagan and Zuckerman. The Audit Committee met one time during the 1996 fiscal year.

COMPENSATION COMMITTEE

     The Compensation Committee has the responsibility of reviewing the performance of certain executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for those directors and officers. The Compensation Committee consists of two directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The members of the Compensation Committee are Messrs. Brown and Zuckerman. The Compensation Committee met once during the 1996 fiscal year.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not also employed by or otherwise affiliated with the Company receive fees of $5,000 as annual compensation, $5,000 for each regular and special meeting attended of the Board of Directors and $3,000 for each committee meeting attended (held on a different day from meetings of the full Board of Directors). In addition, directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending each directors' and committee meeting. Outside directors are also eligible to receive stock options pursuant to the Company's 1996 Outside Director Stock Option Plan, which is subject to shareholder approval at the Annual Meeting. Subject to such approval, on July 16, 1996, Messrs. Brown and Zuckerman were each granted options to purchase 5,000 shares of Common Stock at $16 1/2 per share, the fair market value of the shares on that date.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information regarding the annual and long-term compensation awarded or earned during the last two fiscal years to those persons who were, for the fiscal years ended December 31, 1996 and 1995, respectively, the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                                    TABLE I

             SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

                                                                                 LONG-TERM COMPENSATION
                                                                            ---------------------------------
                                              ANNUAL COMPENSATION
                                     -------------------------------------         AWARDS
                                                              OTHER ANNUAL  ---------------------
                                                                COMPEN-     RESTRICTED SECURITIES  ALL OTHER
                                                                 SATION       STOCK    UNDERLYING   COMPEN-
 NAME AND PRINCIPAL POSITION  YEAR   SALARY($)     BONUS($)      ($)(1)     AWARDS($)  OPTIONS($)  SATION ($)
----------------------------- ----   ----------   ----------  ------------  ---------  ----------  ----------
Arnold H. Simon.............. 1996   $1,500,000   $  117,190    $172,206       N/A             0       --
  President and               1995   $1,000,000   $3,350,000          --
  Chief Executive Officer
Maurice Dickson.............. 1996   $  450,000   $  257,163          --       N/A       250,000       --
  Executive Vice President    1995   $  300,000   $   50,000                                  --       --
  and Chief Financial Officer
Daniel J. Gladstone.......... 1996   $  450,000   $  550,000          --       N/A       200,000       --
  Executive Vice President,   1995   $  350,000   $1,208,862                                  --       --
  and President, Calvin Klein
  Jeanswear Company
Debra Simon.................. 1996   $  450,000   $   90,000          --       N/A            --       --
  Executive Vice President    1995   $  400,000   $   50,000                                  --       --
David Fidlon................. 1996   $  225,000   $  154,298          --       N/A       150,000       --
  Senior Vice President,      1995   $  150,000           --                                  --       --
  Controller and Chief
  Accounting Officer

---------------
(1) Pursuant to his employment contract, Mr. Simon received certain perquisites, including life and disability insurance and reimbursement for certain legal fees. While each of the four other named individuals received perquisites or other personal benefits in the years shown, in accordance with applicable regulations, the value of these benefits is not indicated since they did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Mr. Dickson has been employed with the Company since September 1995. The amounts shown in these columns for 1995 were the annual salary and bonus that were set forth in Mr. Dickson's employment agreement with the Company. For 1995, Mr. Dickson's total compensation was $99,230.

(3) Mr. Fidlon has been employed by the Company since June 1995. The amounts shown in these columns for 1995 were the annual salary and bonus that the Company agreed to pay to Mr. Fidlon. For 1995, Mr. Fidlon's total compensation was $81,693.

STOCK OPTION GRANTS

     The following table shows the number of shares of Common Stock underlying the stock options granted in fiscal year 1996 to each of the Named Executive Officers, the percentage of total options granted which each executive's stock option grant represents, the exercise price of each option granted and the expiration date of each option granted.

                                    TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                              REALIZABLE VALUE
                                                                                                 AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                                STOCK PRICE
                                      NUMBER OF                                               APPRECIATION FOR
                                      SECURITIES   PERCENT OF TOTAL                             OPTION TERM
                                      UNDERLYING   OPTIONS GRANTED    EXERCISE   EXPIRATION   ----------------
                NAME                   OPTIONS      IN FISCAL YEAR     PRICE        DATE      5%(1)    10%(2)
------------------------------------  ----------   ----------------   --------   ----------   -----   --------
Maurice Dickson.....................    250,000          15.9           $ 18       05/09/06    $ 0    $320,000
Daniel J. Gladstone.................    200,000          12.7           $ 18       05/09/06    $ 0    $256,000
David Fidlon........................    150,000           9.5           $ 18       05/09/06    $ 0    $192,000

---------------
(1) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% per year over the ten year term of the grants, as prescribed by the rules. The amount set forth above is not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

(2) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 10% per year over the ten year term of the grants, as prescribed by the rules. The amount set forth above is not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

STOCK OPTION EXERCISES

     The following table shows the number and value of stock options exercised by each of the Named Executive Officers during fiscal year 1996, the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each such officer at the end of fiscal year 1996, and the value of all such options that were "in the money" (i.e., where the market price of Designer Holdings Ltd. Common Stock was greater than the exercise price of the options) at the end of fiscal year 1996.

                                   TABLE III

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 (1)
                       AND FISCAL YEAR END OPTION VALUES

                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS(2)
                                               OPTIONS AT END OF               AT THE END OF
                                               FISCAL YEAR 1996              FISCAL YEAR 1996
                      NAME                 EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ---------------------------------  -------------------------     -------------------------
        Maurice Dickson..................             0/250,000                     $0/0
        Daniel J. Gladstone..............        66,667/133,333                     $0/0
        David Fidlon.....................             0/150,000                     $0/0

---------------
(1) There were no options exercised during 1996.

(2) The fair market value (average of the high and low) of the underlying Common Stock at December 31, 1996 was below the exercise price of all options.

                             EMPLOYMENT AGREEMENTS

     Arnold Simon. The Company has an employment agreement with Mr. Simon (the "Simon Employment Agreement"). The Simon Employment Agreement, which expires on December 31, 1998, provides for Mr. Simon to be the President and Chief Executive Officer of the Company at an annual base salary of not less than $1.5 million. The Simon Employment Agreement also provides for his receipt of an annual cash bonus with respect to 1996 equal to the difference between (i) 2% of all Adjusted EBITDA (as defined) if such 1996 Adjusted EBITDA is between $50 million and $60 million or 3% of all Adjusted EBITDA if it exceeds $60 million and (ii) $2 million. With respect to 1997 and 1998, the Simon Employment Agreement provides that he will receive an annual cash bonus based on specific increases in Adjusted EBITDA ranging from 2 1/2% to 4% of all Adjusted EBITDA in the applicable year. Mr. Simon's agreement also provides that he is entitled to certain other benefits, including life and disability insurance, an automobile, financial consulting and an apartment. In addition, Mr. Simon is entitled to participate in the plans and programs maintained by the Company for its senior executives.

     The Simon Employment Agreement may be terminated at any time by Mr. Simon for "Good Reason" which shall be deemed to exist if, without his consent, (i) a majority of Additional Board Members (as defined) shall consist of persons whose election or appointment was not approved in writing by Mr. Simon (other than those persons who are members as of the date of the agreement); (ii) there shall occur (A) any liquidation of the Company or Calvin Klein Jeanswear Company, a wholly owned subsidiary of the Company ("CKJC"), or the sale of substantially all the assets of the Company and CKJC taken as a whole or (B) any merger, consolidation or other business combination of the Company or CKJC (each, a "Transaction") or any combination of such Transactions, other than a Transaction immediately after which the stockholders of the Company who are stockholders immediately prior to the Transaction continue to own beneficially, directly or indirectly, more than 80% of the then outstanding voting securities of the Company; or (iii) any person or group (as such term is defined under the Exchange Act), or group of related persons (other than Charterhouse Equity Partners II, L.P. ("Charterhouse")) which is not an affiliate of the Company currently shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Company.

     Upon termination by Mr. Simon for Good Reason or termination by the Company without Cause (as defined), Mr. Simon will be entitled, in addition to any accrued base salary and annual bonus earned but not yet paid, a lump sum payment in an amount equal to the sum of (i) Mr. Simon's highest annual base salary during the term multiplied by 2.99 (299%) and (ii) Mr. Simon's average annual bonus paid or payable with respect to the then immediately preceding three fiscal years multiplied by 2.99 (299%); provided that the maximum amount payable shall not exceed $9 million in the aggregate. Mr. Simon has the obligation to notify the Company in writing of the reason for his proposed termination for Good Reason, and the Company will have the right to correct certain acts or failure described in such notice.

     The Simon Employment Agreement also provides that the Company may terminate Mr. Simon for Cause, at which time he will be entitled, among other things, to his then existing base salary through the date of termination and any annual bonus for the prior fiscal year not yet paid together with the pro rata portion of the annual bonus for the calendar year in which termination occurs through the date of termination. Mr. Simon has also agreed that if he voluntarily terminates his employment other than for Good Reason, he will not compete with the Company for the lesser of the remaining term of the agreement or 24 months following the date of termination.

     Maurice Dickson. The Company has an employment agreement with Mr. Dickson (the "Dickson Employment Agreement"). The Dickson Employment Agreement, which expires on August 15, 1998, provides for Mr. Dickson to be employed as Chief Financial Officer of the Company, and, commencing as of January 1, 1997, to receive an annual base salary of $490,000, an annual bonus based upon the Company's performance, and certain other benefits. The Dickson Employment Agreement will automatically renew for additional one year periods unless the Company gives written notice of non-renewal at least five months prior to the renewal date.

     Daniel J. Gladstone. The Company has an employment agreement with Mr. Gladstone (the "Gladstone Employment Agreement") which expires on December 31, 1997, unless renewed. The Gladstone Employment Agreement provides for Mr. Gladstone to be employed as President of CKJC and Executive Vice President of the Company and, commencing as of January 1, 1996 to receive an annual base salary of $450,000, an annual bonus based upon the Company's performance, and certain other benefits.

     Debra Simon. The Company has an employment agreement with Ms. Simon, which expires on December 31, 1997, and provides for Ms. Simon to be employed as Executive Vice President of the Company at an annual salary of $450,000 and a bonus at the discretion of the Company. Ms. Simon's agreement will automatically renew for additional one year periods unless the Company gives written notice of non-renewal by the August 31 prior to the renewal year.

     David Fidlon. The Company has an employment agreement with Mr. Fidlon (the "Fidlon Employment Agreement") which expires on June 12, 1998. The Fidlon Employment Agreement provides for Mr. Fidlon to be employed as Senior Vice President and Controller of the Company and to receive an annual base salary, commencing as of January 1, 1997, of $325,000, an annual bonus based upon the Company's performance, and certain other benefits. The Fidlon Employment Agreement will automatically renew for additional one year period unless the Company gives written notice of non-renewal at least five months prior to the renewal date.

                               PERFORMANCE GRAPH

     The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S&P 500 Composite Stock Index and the S&P Textiles index. The comparison of total return assumes that a fixed investment of $100 was invested on May 9, 1996 (the effective date of the Company's initial public offering) in Common Stock, and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future performance.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to beneficial owners of more than ten percent of the Company's Common Stock. To the Company's knowledge, based solely on review of the copies of Section 16(a) reports furnished to the Company during the fiscal year ended September 30, 1996, or written representations from certain reporting persons that no Forms 5 were required for those persons, all transactions were reported on a timely basis, except that Messrs. Zuckerman and Brown, who became directors of the Company on July 16, did not file an initial Form 3 until November 14 and 19, respectively. Mr. Brown did not own or trade in any securities of the Company until he purchased 5,000 shares of Common Stock on April 17, 1997. Mr. Zuckerman did not own or trade in any securities of the Company until he purchased 5,000 shares of Common Stock on November 5, 1996.

                      REPORT ON EXECUTIVE COMPENSATION BY
                      THE COMPANY'S COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to attract and retain top quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components -- base salary, cash bonus opportunities and stock options. Members of the Compensation Committee are outside directors who are not employees of the Company. The Compensation Committee believes that during 1996 no executive officer of the Company received compensation in excess of competitive rates for similarly situated executive officers The Company's program is based on the belief that the interests of the employees should be closely aligned with those of the Company's stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

     -- Offer compensation opportunities that attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

     -- Maintain a portion of total compensation at risk, tied to both meeting strategic objectives of the Company, as well as to meeting individual performance objectives; and

     -- Encourage individuals to manage from the perspective of owners of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee recommends the total cash compensation of Mr. Simon, which must be approved by the full Board of Directors. During 1996, Mr. Simon's compensation was determined based upon the salary and bonus set forth in his employment contract, which includes a targeted level of EBITDA. The Compensation Committee believes that Mr. Simon's contributions to the Company during 1996 amply justified his compensation.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Components of executive compensation are as follows:

     Salary. The annual base salaries of the executive officers of the Company, other than those officers whose salaries are set forth in employment contracts, are determined by Mr. Simon. Salary increases are granted from time to time based on both individual performance and on the Company's ability to pay such increases.

     Cash Bonus. The annual cash bonus for certain executive officers is based on annual performance goals. For 1996, the performance goals for Mr. Simon, Mr. Dickson and Mr. Fidlon were target levels of EBITDA. The performance goal for Mr. Gladstone was a target level of sales. The annual cash bonus for other executive officers is determined by annual review by Mr. Simon and the Compensation Committee and is based upon the financial performance of the Company, the individual performance of such officers and the reasonableness of the compensation relative to the industry. The determination of the bonuses of such senior executives is based upon the recommendation of Mr. Simon, with final approval by the Compensation Committee.

     Stock Options. The Compensation Committee believes that stock options are an appropriate vehicle to link employees' interest in the Company with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued employment with the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options generally have a life of ten years, vest over three years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Also, the exercisability of stock options is conditioned upon the employee's continued employment with the Company; thus, unexercised stock options are forfeited within a designated period of time following the executive officer's leaving the Company. The stock option awards granted to employees in 1996 were set taking into account an individual's level of responsibility and achievement. The determination of stock option awards is based upon the recommendation of Mr. Simon, with final approval by the Compensation Committee.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year.

     Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Section 162(m) limitation is not applicable to Mr. Simon under the terms of his employment contract. It does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS OF
                                          DESIGNER HOLDINGS LTD.

                                          Peter Damon Brown
                                          Frederick W. Zuckerman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN INDEBTEDNESS OF MANAGEMENT

     The Company has advanced amounts to Mr. Simon totalling approximately $1,722,000 as of March 31, 1997, in connection with personal expenses. Mr. Simon has issued a promissory note to the Company in connection with such advances. The note is due and payable in full on December 31, 1998, and bears interest at 8.25%. Accrued interest on the note through March 31, 1997 amounted to approximately $57,000.

CERTAIN TRANSACTIONS WITH MANAGEMENT

     The Company contracts for the services of temporary employees with Karlyn Associates, a temporary recruiting agency located in New Jersey. The owner of Karlyn is the wife of Mr. Dickson. During 1996 the Company paid approximately $298,000 to Karlyn for the services of temporary employees. The agency charges the Company rates which are no greater than could be obtained in an arms length transaction.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 15, 1997, the total number of shares of Common Stock of the Company beneficially owned, and the percentage so owned, by (i) each director of the Company, (ii) each person who has an ownership interest in New Rio, L.L.C. (the "Principal Stockholder"), (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (iv) each of the executive officers listed in the Summary Compensation Table and (v) all directors and officers as a group. The number of shares owned are those "beneficially owned" as determined under the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. The Principal Stockholder is a limited liability company and is the record owner of the shares of Common Stock beneficially owned by the persons listed under its heading below. Its operative agreement allows the holders of ownership interests therein generally to cause the Principal Stockholder to exercise disposition rights as directed by each such holder independently with respect to such holder's allocable percentage of the shares of Common Stock of the Company. Therefore, such persons may be deemed to be the beneficial owners of shares of Common Stock of the Company.

                                                                       SHARES OF
                                                                      COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                               --------------------------
                      NAME OF BENEFICIAL OWNER                   NUMBER       PERCENTAGE
        -----------------------------------------------------  ----------     -----------
        NEW RIO, L.L.C.:
          Charterhouse Equity Partners II, L.P. .............   8,033,800        25.0%
             535 Madison Avenue
             New York, NY 10022

          Arnold H. Simon(1).................................   7,805,813        24.3%
             1385 Broadway
             New York, NY 10018

          Martin L. Berman...................................     141,146            *
          Steven E. Berman...................................      53,272            *
          Phyllis West Berman................................      51,084            *
          Trust for the benefit of Mark K Berman and Allison
             A. Berman.......................................     157,445            *
          Michael A. Covino..................................     225,374            *
          Chef Nominees Limited..............................      15,934            *
                                                               ----------     -----------

        NEW RIO, L.L.C. TOTAL................................  16,483,868        51.3%
          Calvin Klein, Inc. ................................   1,275,466         4.0%
             205 West 39th Street
             New York, NY 10018

          Merril M. Halpern(2)...............................          --           --
          Debra Simon(3).....................................          --           --
          A. Lawrence Fagan(2)...............................          --           --
          Maurice Dickson....................................       5,000            *
          Daniel J. Gladstone(4).............................      71,667            *
          David Fidlon.......................................       3,000            *
          James Bloise.......................................       2,000            *
          Peter Brown........................................       5,000            *
          Frederick W. Zuckerman.............................       5,000            *
          All current executive officers and directors as a
             group (11 persons)(2)(4)........................   7,904,202        24.6%

---------------
 *  Less than one percent.

(1) Includes 302,924 shares owned by AS Enterprises LLC, a company owned by Mr. and Mrs. Simon.

(2) Messrs. Halpern and Fagan are executive officers of Charterhouse Group, which indirectly controls Charterhouse. Messrs. Halpern and Fagan may be deemed to beneficially own the shares of Common Stock beneficially owned by Charterhouse. Messrs. Halpern and Fagan disclaim all such beneficial ownership.

(3) Ms. Simon is Mr. Simon's wife. See Mr. Simon's beneficial ownership above.

(4) Includes 66,667 shares issuable upon the exercise of options.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to stockholder ratification, the Board of Directors has reappointed the firm of Coopers & Lybrand, L.L.P., Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for the fiscal year ending December 31, 1997. Coopers & Lybrand, L.L.P. has served as the independent auditors of the Company since the fiscal year ended December 31, 1994.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION. Unless contrary instructions are given, the proxies solicited by management will be voted "FOR" such ratification. Ratification will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting.

     One or more representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                   PROPOSAL 3

      RATIFICATION OF ADOPTION OF 1996 OUTSIDE DIRECTOR STOCK OPTION PLAN

     The Company has adopted, subject to stockholder approval, the 1996 Outside Director Stock Option Plan (the "Director Plan"), which provides for the granting of nonqualified options to purchase shares of Common Stock to any director of the Company who (i) first becomes a member of the Board of Directors on or after July 16, 1996, (ii) is not an active employee or officer of the Company or a subsidiary thereof, and (iii) is not appointed or designated to serve as a member of the Board of Directors by New Rio, L.L.C., Charterhouse Group, Mr. Simon or any of their respective affiliates (each, an "Eligible Director"). The Director Plan is designed to provide a means of giving Eligible Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and stimulating their efforts on the Company's behalf. The Director Plan authorizes the issuance of up to 100,000 shares of Common Stock, subject to adjustments in certain circumstances. No options may be granted 10 years from the effective date of the Director Plan.

     Eligible Directors are eligible to receive options under the Director Plan in accordance with the terms thereof. Each Eligible Director, on the initial grant date (as defined in the Director Plan), will be granted nonqualified stock options ("NQSOs") to purchase 5,000 shares of Common Stock. Each year, other than with respect to the year in which an Eligible Director receives an initial grant of options, as of the first business day following the annual meeting of stockholders, each Eligible Director will receive a NQSO to purchase 3,000 shares of Common Stock. Upon the exercise of an option, the purchase price paid by an Eligible Director will be 100% of the fair market value of such share at the time of the grant of the option, or the par value of the share, whichever is greater. The options to purchase shares of Common Stock described above will be exercisable on or after the first anniversary of the date of grant. In addition, options granted and not previously exercisable will become vested and fully exercisable immediately upon an Eligible Director's death or disability or upon a Change in Control (as defined in the Director Plan).

     Each option will expire upon the tenth anniversary of the date of grant. Subject to the number of shares authorized for issuance under the Director Plan and the term of the Director Plan, the Director Plan shall continue in effect without limit unless and until the Board of Directors otherwise determines.

     If an Eligible Director terminates his or her service on the Board of Directors for any reason, including disability, death, resignation or failure to stand for reelection, any exercisable option which has not expired may be exercised, to the extent exercisable at the time of such termination of service, by the Eligible Director (or, in the event of his death) until the first anniversary of the date that the Eligible Director ceases to be a member of the Board of Directors. The Director Plan is administered by a duly appointed committee of the Board of Directors which has the full and final authority to interpret the Director Plan and to adopt and amend such rules and regulations for the administration of the Director Plan. In addition, the Board of Directors has the right to amend or terminate the Director Plan in certain circumstances.

     The following table shows the number of shares of Common Stock underlying the stock options granted, subject to shareholder approval, in fiscal year 1996 to each of the outside directors, the number of shares of Common Stock underlying each option, the exercise price of such options, and the expiration date of each option granted.

                                    TABLE IV

               OUTSIDE DIRECTOR OPTION GRANTS IN LAST FISCAL YEAR

                                          # OF SECURITIES
             NAME AND POSITION           UNDERLYING OPTIONS   EXERCISE PRICE   EXPIRATION DATE OF OPTIONS
    -----------------------------------  ------------------   --------------   --------------------------
    Peter Damon Brown..................         5,000             $16.25                07/16/06
    Frederick W. Zuckerman.............         5,000             $16.25                07/16/06

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than December 17, 1997 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

     Section 6 of Article III of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to make such nomination before the meeting. To be timely, notice must be received by the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after the anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Such notice must contain certain information about the person whom the stockholder proposes to nominate, including the name, age, residence and business address, occupation, and class and number of shares of capital stock owned beneficially or of record by the proposed nominee. The notice must also contain the following information regarding the stockholder giving notice: the name and record address of such stockholder and the class and number of shares of capital stock of the Company beneficially owned by such stockholder. In addition, such notice must contain any other information related to the proposed nominee or such stockholder that would be required to be disclosed in a proxy statement.

     In addition, Section 5 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely, notice must be received by the Company not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding annual meeting; provided, however,that in the event that the annual meeting is called for a date that is not within twenty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the twentieth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the annual meeting was made, whichever first occurs. Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including the name and record address of such stockholder, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the class and number of shares of capital stock beneficially or of record owned by such stockholder, any material interest of such stockholder in the business so proposed, and any other information that would be required to be disclosed in a proxy statement.

                             ADDITIONAL INFORMATION

     Copies of the Company's 1996 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company on or about the same date as the mailing of this proxy statement. Additional copies are available without charge upon request. Requests should be addressed to the General Counsel and Secretary, Designer Holdings Ltd., 1385 Broadway, 3rd Floor, New York, NY 10018.

                                          By order of the Board of Directors,

                                          /s/ John J. Jones

                                          JOHN J. JONES
                                          Vice President, General Counsel
                                          and Secretary

New York, New York
April 17, 1997

                             DESIGNER HOLDINGS LTD.

                               COMMON STOCK PROXY
               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 1997

     The undersigned hereby appoints Arnold H. Simon and Maurice Dickson, or either of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Designer Holdings Ltd. to be held at the Grand Hyatt New York Hotel, Park Avenue at Grand Central (East 42nd Street), New York, N.Y., at 11:00 a.m., and any adjournment thereof, and to vote the number of shares of the common stock of Designer Holdings Ltd. that the undersigned would be entitled to vote if personally present.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DESIGNER HOLDINGS LTD. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE
-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

1. ELECTION OF DIRECTORS.

   FOR all nominees                 WITHHOLD
  listed to the right               AUTHORITY
   (except as marked        to vote for all nominees
    to the contrary)           listed to the right

         [ ]                           [ ]

Nominees: A. Lawrence Fagan, Frederick W. Zuckerman

Instructions: To withhold authority to vote for any individual nominee, write name of nominee(s) below:

-----------------------------------------------------------------------------

2. Appointment of Coopers & Lybrand, L.L.P.
   as independent accountants.

       FOR         AGAINST       ABSTAIN
       [ ]           [ ]           [ ]

3. Ratification of Adoption of the Company's 1996
   Outside Director Stock Option Plan.

       FOR         AGAINST       ABSTAIN
       [ ]           [ ]           [ ]

4. Other Matters. In their discretion, the proxies are authorized to vote upon other matters that may come before the meeting and upon matters incident to the conduct of the meeting.


                                          Dated                   , 1997
                                                ------------------    --
                            -------
                                  |       ----------------------------------
                                  |                  Signature
                                  |
                                          -----------------------------------
                                              (Signature if held jointly)

                                          Proxy instructions:
                                          1. Please sign exactly as the name
                                             or names appear on your stock
                                             certificate.
                                          2. A proxy executed by a corporation
                                             must be signed in its name by an
                                             authorized executive officer.
                                          3. If the shares are issued in the
                                             name of two or more persons, all of
                                             them must sign the proxy.
                                          4. Executors, administrators, trustees
                                             and partners should indicate their
                                             capacity when signing.

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